UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 29, 2006

Golden Eagle International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Colorado	0-23726	84-1116515
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)

9661 South 700 East, Salt Lake City, Utah 84070
(Address of Principal Executive Offices) (Zip Code)

(801) 619-9320
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, If Changed Since Last Report.)

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On December 29, 2006, Golden Eagle International, Inc. (hereafter referred to as “us” or “we”) entered into the following four separate Series B Contingent Convertible Preferred Stock Subscription Agreements (“Subscription Agreement” or “Subscription Agreements”) that provide for the exchange of an aggregate of 1,988,599 shares of our Series B preferred stock for debt totaling $1,988,598, which comprised our debt in default to the below named subscribers:

1)	Subscription Agreement with Dewey Williams and The Dewey L. Williams Profit Sharing Plan and Trust (collectively "the Williams Group) providing for the issuance of 28,899 shares of Series B Contingent Convertible Preferred Stock to the Williams Group for a price of $1.00 per share in exchange for satisfaction of $28,898.83 that we owed to the Williams Group;

2)	Subscription Agreement with Mary A. Erickson providing for the issuance of 25,960 shares of Series B Contingent Convertible Preferred Stock to Mary A. Erickson for a price of $1.00 per share in exchange for satisfaction of $25,959.65 that we owed to Mary A. Erickson;

3)	Subscription Agreement with Golden Eagle Mineral Holding, Inc. ("GEMH"), an entity unaffiliated with us, providing for the issuance of 1,251,090 shares of Series B Contingent Convertible Preferred Stock to GEMH for a price of $1.00 per share in exchange for satisfaction of $1,251,089.78 that we owed to GEMH; and

4)	Subscription Agreement with Lone Star Equity Group, LLC ("Lone Star") providing for the issuance of 682,650 shares of Series B Contingent Convertible Preferred Stock to Lone Star for a price of $1.00 per share in exchange for satisfaction of $682,649.94 that we owed to Lone Star.

In connection with these Subscription Agreements and as reflected in more detail below in Item 3.03, on December 29, 2006, our board of directors voted to approve a Certificate of Designation of the Preferences and Rights of Series B Contingent Convertible Preferred Stock (“Certificate of Designation”) that designates 4.5 million Series B contingent convertible preferred shares out of our 10 million authorized preferred shares.

Item 1.02 Termination of a Material Definitive Agreement

As described immediately above in Item 1.01, the exchange of our Series B preferred stock for debt resulted in the termination of promissory notes and other debt obligations in the amount of $1,988,598.

Section 3 — Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

On December 29, 2006, we issued 1,988,598 shares of our Series B contingent convertible preferred stock to four accredited investors in exchange for their investment of $1,988,598. There were no placement agent or underwriters involved in the transactions and no underwriting discounts or commissions were paid in connection with the transactions. The transactions were completed when pending loans for $1,988,598 from the four accredited investors were converted to 1,988,599 shares of our Series B contingent convertible preferred stock on December 29, 2006.

We relied on the exemption from registration provided by Sections 4(2) and 4(6) and Rule 506 of Regulation D under the Securities Act of 1933 for these transactions.  We believed these exemptions were available because:

o	All purchasers were accredited investors

o	There was no general solicitation or general advertising involved in the offer or sale;

o	The offer and sale did not involve a public offering;

o	We will be placing restrictive legends on the certificates representing these securities issued to the accredited investors stating that the securities were not registered under the Securities Act of 1933 and are subject to restriction on their transferability and resale.

Our Series B contingent convertible preferred stock is convertible for common shares of our stock at the conversion ratio of 250 shares of common stock for every 1 share of Series B contingent convertible preferred.  We have no registration obligation with respect to the shares of Series B contingent convertible preferred stock issued. Each holder of our Series B contingent convertible preferred stock also holds a one-year option to purchase a similar amount of Series B preferred stock at the same price as this initial purchase.

We have previously used the loan proceeds for general corporate purposes. We have reduced the debt on our balance sheet for which we have exchanged our Series B contingent convertible preferred stock and made a corresponding entry to the equity section of our balance sheet.

Item 3.03 Material Modification to Rights of Security Holders

On December 29, 2006 our board of directors voted to approve the Certificate of Designation, which designates 4.5 million Series B contingent convertible preferred shares out of our 10 million authorized preferred shares. Further, the Certificate of Designation fixes the value of each Series B preferred share at $1.00 per share and makes each one of those Series B preferred shares convertible to 250 of our common shares, contingent upon additional common shares being available should our shareholders authorize an increase in our number of common shares. Currently, we have reached the limit of our authorized common shares. Purchasers of the Series B contingent convertible preferred stock will also have the option for a one-year period to purchase additional shares of Series B preferred stock at the same price.

Section 9 — Financial Statements and Exhibits

Item 9.01      Financial Statements and Exhibits

1.1     Certificate of Designation of the Preferences and Rights of Series B Contingent Convertible Preferred Stock.

1.2     Series B Contingent Convertible Preferred Stock Subscription Agreement for Golden Eagle Mineral Holding, Inc.

1.3     Series B Contingent Convertible Preferred Stock Subscription Agreement for Lone Star Equity Group, LLC.

1.4     Series B Contingent Convertible Preferred Stock Subscription Agreement for the Dewey L. Williams Profit Sharing Plan and Trust & Dewey L. Williams.

1.5     Series B Contingent Convertible Preferred Stock Subscription Agreement for Mary A. Erickson.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 5th day of January, 2007.

Golden Eagle International, Inc. By: /s/ Terry C. Turner —————————————— Terry C. Turner President and Chief Executive Officer